News Release	For Immediate Release

Contact: Jeff Laudin	October 23, 2014
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Third Quarter 2014 Results

Highlights:

•	A refinancing completed in the third quarter resulted in an after-tax non-recurring charge of $24.2 million ($0.95 per diluted share for the quarter).

•	A particularly challenging quarter in the Utility Support Structures Segment drove an operating income decline for the Company of 20%.

•	Engineered Infrastructure Products Segment operating income was 11.3%.

•
Reported earnings per diluted share were $0.92, which includes the impact of the refinancing and a $0.05 non-cash fair market value adjustment for Delta EMD shares. Without these two items earnings per diluted share were $1.92. (See Regulation G reconciliation table on last page.)

•	Through October 22, the company has acquired 2.4 million shares for approximately $358 million towards its previously announced $500 million repurchase program.

•	Acquired a majority ownership in AgSense LLC, a leading provider of remote monitoring and control technology for agricultural applications.

•	Acquired Shakespeare Composite Structures after the end of the quarter, a U.S. market leader in fiberglass and composite structures and products.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported third quarter sales of $765.7 million compared with $778.0 million for the same period of 2013. Third quarter 2014 operating income was $87.8 million versus $109.9 million in 2013. Third quarter net income was $23.6 million versus $56.5 million in 2013, or $0.92 in diluted earnings per share compared to $2.10 in 2013. Third quarter net income per diluted share as adjusted for significant non-recurring items was $1.92 for the 2014 third quarter and $2.41 for the 2013 third quarter.

The Company completed a refinancing of its long-term debt in the third quarter. The Company issued $250 million of 5.0% senior notes due 2044 and $250 million 5.25% senior notes due 2054.  A portion of the proceeds from the sale of the notes were used for a partial tender offer to repurchase approximately $200 million of existing senior notes that are due in 2020. The tender offer resulted in a non-recurring expense of $38.7 million ($24.2 million or $0.95 per diluted share after tax for the quarter). Last year’s third quarter included an $8.3 million, (or $0.31 per diluted share) reduction in net earnings arising from a change in the U.K. tax rate. (See Regulation G reconciliation table on last page.)

For the first nine months of 2014, sales were $2,360.0 million versus $2,476.3 million in 2013. Valmont’s nine month net earnings were $143.5 million, or $5.43 per diluted share, compared with 2013 nine month net earnings of $223.6 million, or $8.31 per diluted share. Nine month net income per diluted share as adjusted for significant non-recurring items was $6.53 for the 2014 third quarter and $8.46 for the 2013 third quarter.

Third Quarter Review:

“It was a particularly weak quarter in the Utility Support Structures Segment. Underutilization of capacity and price weakness in certain markets led to a 59% decline in segment profitability. We expect significant fourth quarter revenue and profitability improvements compared with third quarter results,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Profitability improved in the Engineered Infrastructure Products Segment, benefiting from acquisitions and continuing operational improvements. In the Irrigation Segment, operating income remained strong at 15.4%, somewhat lower than last year’s exceptional third quarter results. International Irrigation sales and profitability improved. The Coatings Segment operating income was a solid 20.2% despite reduced volumes in Australia. Consolidated operating income was 11.5% of sales, compared with last year’s record third quarter result of 14.1%.”

Third Quarter Segment Review:
Infrastructure
Engineered Infrastructure Products Segment (37% of 3rd Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, industrial gratings, access systems and wind energy and oil and gas exploration applications in global markets.

Third quarter sales were $294.9 million, a 13.3% increase over 2013. Sales gains were supported by the addition of $41.3 million in revenue from the March 2014, acquisition of Valmont-SM, a European manufacturer of offshore structures and components for the wind and energy industries.

In North America, sales of lighting and traffic structures increased, while sales of wireless communication products were slightly lower.

In Europe, lighting and traffic structure sales were lower in all regions except the U.K.

In the Asia-Pacific region, engineered access system sales were comparable to last year, with improved activity in Southeast Asian markets offsetting declines in Australia due to mining weakness. Highway safety product sales improved. In China, wireless communication structure sales were higher and intercompany utility sales declined.

We are pleased with the improved segment results especially in light of constrained spending on infrastructure due to economic weakness in Europe, a decline in the mining sector in Australia, a reduced pace of economic growth in China, and the lack of a new highway bill in North America. Longer term, we believe the pace of investment in infrastructure should increase, since infrastructure spending contributes to the growth of an economy, global competitiveness and employment.

Operating income increased 29% to $33.2 million, or 11.3% of segment sales. The increase was the result of operational improvements and the contribution from Valmont-SM. In addition, a $4.3 million accrual made for contingent purchase consideration at the time of the Locker acquisition was reversed during the third quarter.

Utility Support Structures Segment (23% of 3rd Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $181.2 million were 21% lower than 2013, due to a reduction in North American volumes, including lack of large projects. The resulting sales mix included a greater proportion of smaller projects, which are subject in some cases to highly competitive pricing.

Capacity added in the industry last year has relieved extreme tightness in the structures market, bringing supply into better balance with demand, resulting in increased price competition in some market segments.

The long term drivers of North American utility demand remain in place. There is a need to upgrade transmission infrastructure to meet the goals of improved reliability and increased capacity. Alternative energy sources drive additional needs for transmission capacity. These factors, combined with a regulatory environment that encourages greater investment in the transmission grid should lead to continued demand for Valmont’s utility support structures.

Utility Support Structures Segment operating income declined 59% to $17.0 million, or 9.4% of segment sales. The decrease in operating income was due to reduced volumes and related deleverage of fixed operating costs, a less favorable sales mix, and a more competitive pricing environment.

Coatings Segment (11% of 3rd Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Global Coatings Segment sales of $86.7 million were 3% lower than last year.

Operating income of $17.6 million was 11% below last year at a solid 20.2% of segment sales, despite increased zinc costs and weakness in Australia. The reduction in operating income was due to volume declines and the associated fixed cost deleverage in Australia. Benefitting third quarter operating income were $2.5 million of insurance proceeds related to a fire at a facility last year.

Third Quarter Segment Review Agriculture:

Irrigation Segment (22% of 3rd Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Irrigation Segment sales were virtually unchanged from last year at $174.3 million. Sales in North American markets declined modestly, offset by increased international sales.

International demand improved, benefitting from broad geographic coverage and increased investments in farm productivity.

The long term drivers of demand for irrigation equipment remain quite strong, as global population growth and changing dietary preferences increase the demand for food. Mechanized irrigation equipment is a vital part of the solution to global water and food challenges with its ability to significantly reduce the amount of water used in agriculture and improve farm productivity.

Operating income declined 14% to $26.9 million, or 15.4% of segment sales. The decline in operating income was primarily due to the slightly lower sales in North America and the associated deleverage of fixed factory and SG&A costs.

Outlook:

“In the Utility Support Structures Segment, we expect significant fourth quarter sales improvements and a return to double digit operating income percent, compared to the third quarter, although well below last year’s fourth quarter levels. This is supported by our existing backlog and current order flow. In the Irrigation Segment, the fall harvest is not complete and until then, growers are not inclined to visit dealers, resulting in a later start to the selling season. We expect our earnings per diluted share for the year will be in the range of $8.55 to $8.65 per share, which includes the impact of share repurchase, excludes the $0.18 year-to-date fair value adjustments for Delta EMD and excludes the $0.91 year-to-date expenses associated with our debt refinancing,” concluded Mr. Bay.

An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 50531894 or via the Internet at 8:00 a.m. CDT October 24, 2014, by pointing browsers to: http://us.meeting-stream.com/valmontindustries_102414.  After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 50531894 beginning October 24, 2014 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 31, 2014.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share amounts) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended
	27-Sep-14	28-Sep-13	27-Sep-14	28-Sep-13
Net sales	$ 765,668	$ 778,032	$ 2,360,007	$ 2,476,321
Cost of sales	566,168	552,468	1,733,048	1,753,917
Gross profit	199,500	225,564	626,959	722,404
Selling, general and administrative expenses	111,697	115,663	335,532	350,048
Operating income	87,803	109,901	291,427	372,356
Other income (expense)
Interest expense	(8,716)	(8,149)	(25,217)	(24,364)
Interest income	1,477	1,560	4,793	4,765
Costs related to refinancing of debt	(38,705)	-	(38,705)	-
Other	(2,344)	(584)	(6,253)	1,095
	(48,288)	(7,173)	(65,382)	(18,504)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	39,515	102,728	226,045	353,852
Income tax expense	14,226	43,912	78,311	126,053
Earnings before equity in earnings of
nonconsolidated subsidiaries	25,289	58,816	147,734	227,799
Equity in earnings of nonconsolidated subsidiaries	(4)	75	(34)	548
Net earnings	25,285	58,891	147,700	228,347
Less: Earnings attributable to non-controlling interests	(1,726)	(2,402)	(4,185)	(4,726)
Net earnings attributable to Valmont Industries, Inc.	$ 23,559	$ 56,489	$ 143,515	$ 223,621

Average shares outstanding (000's) - Basic	25,287	26,665	26,208	26,632
Earnings per share - Basic	$ 0.93	$ 2.12	$ 5.48	$ 8.40

Average shares outstanding (000's) - Diluted	25,513	26,919	26,439	26,896
Earnings per share - Diluted	$ 0.92	$ 2.10	$ 5.43	$ 8.31

Cash dividends per share	$ 0.375	$ 0.250	$ 1.000	$ 0.725

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	Third Quarter 13 Weeks Ended			Year-to-Date 39 Weeks Ended

	27-Sep-14		28-Sep-13	27-Sep-14	28-Sep-13

Net sales
Engineered Infrastructure Products	$ 294,899		$ 260,283	$ 827,713	$ 734,589
Utility Support Structures	181,185		229,420	608,942	697,301
Coatings	86,735		89,009	254,063	272,052
Infrastructure products	562,819	#	578,712	1,690,718	1,703,942

Irrigation	174,288		175,120	606,938	690,002
Other	60,838		71,836	181,226	233,384
Less: Intersegment sales	(32,277)		(47,636)	(118,875)	(151,007)
Total	$ 765,668		$ 778,032	$ 2,360,007	$ 2,476,321

Operating Income
Engineered Infrastructure Products	$ 33,200		$ 25,689	$ 75,534	$ 61,026
Utility Support Structures	16,975		41,491	76,107	129,767
Coatings	17,554		19,833	47,260	56,805
Infrastructure products	67,729	#	87,013	198,901	247,598

Irrigation	26,888		31,145	111,507	149,878
Other	6,211		9,978	23,104	33,790
Corporate	(13,025)		(18,235)	(42,085)	(58,910)
Total	$ 87,803		$ 109,901	$ 291,427	$ 372,356

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	27-Sep-14	28-Sep-13
ASSETS
Current assets:
Cash and cash equivalents	$ 452,218	$ 543,369
Accounts receivable, net	570,810	513,832
Inventories	384,645	427,215
Prepaid expenses	64,673	35,071
Refundable and deferred income taxes	64,438	81,766
Total current assets	1,536,784	1,601,253
Property, plant and equipment, net	616,552	541,030
Goodwill and other assets	709,385	606,237
	$ 2,862,721	$ 2,748,520

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 188	$ 265
Notes payable to banks	17,863	17,129
Accounts payable	209,996	214,188
Accrued expenses	187,942	196,388
Dividend payable	9,299	6,697
Total current liabilities	425,288	434,667
Long-term debt, excluding current installments	768,611	471,294
Other long-term liabilities	310,136	266,774
Shareholders' equity	1,358,686	1,575,785
	$ 2,862,721	$ 2,748,520

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The following non-GAAP schedule below discloses 1) the after-tax costs related to the refinancing of debt, 2) the non-cash after-tax loss associated with adjusting the fair value of Delta EMD Pty. Ltd (Delta EMD) shares owned to its quoted market price at September 27, 2014, 3) the deferred income tax expense related to the 2013 change in the U.K. tax rate and 4) the 2013 gain from the disposal of a galvanizing facility. Earnings per share for each item are calculated separately. Therefore, due to rounding, the sum of earnings per share amounts for each item below may not agree with the total. We believe it is useful for the non-GAAP adjusted net earnings to be taken into consideration with the reported GAAP net earnings.

	Third Quarter Ended Sept. 27, 2014	Diluted earnings per share	Year-to-Date Sept. 27, 2014	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 23,559	$ 0.92	$ 143,515	$ 5.43

Costs related to refinancing of debt - after tax	24,171	0.95	24,171	0.91

Fair market value adjustment, Delta EMD - after-tax	1,358	0.05	4,859	0.18

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 49,088	$ 1.92	$ 172,545	$ 6.53
Average shares outstanding - diluted (000 omitted)		25,513		26,439

	Third Quarter Ended Sept. 28, 2013	Diluted earnings per share	Year-to-Date Sept. 28, 2013	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 56,489	$ 2.10	$ 223,621	$ 8.31

Deferred tax expense related to rate change	8,272	0.31	8,272	0.31

Gain on sale of galvanizing facility - after-tax	-	-	(4,375)	(0.16)

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 64,761	$ 2.41	$ 227,518	$ 8.46
Average shares outstanding - diluted (000 omitted)		26,919		26,896